Exhibit 10(f)48

EMPLOYMENT AGREEMENT

This Agreement ("Agreement") is entered into between Entergy Mississippi, Inc. ("Employer"), a Delaware corporation, and Carolyn C. Shanks ("Executive"). The effective date of this Agreement shall be the date upon which both parties have executed this Agreement, whether in multiple originals or otherwise ("Effective Date"). The effective date of Executive's assignment to a special project coordinator position shall be October 28, 2011 ("Assignment Commencement Date") and, except as otherwise provided herein, Executive's last day of active employment within the Entergy System shall be October 28, 2016 ("Final Employment Date"). The details of employment under this Agreement are set forth below and supercede any other oral or written employment offers, representations, agreements or contracts Executive may have received from, or entered into with, Employer, Entergy Corporation, or any other affiliate or subsidiary of Entergy Corporation (each, an "Entergy System Company," and collectively, the "Entergy System") prior to the execution of this Agreement, which prior offers, agreements or contracts Executive acknowledges are without effect.

WHEREAS, Executive is currently employed by Employer and serves the Entergy System in the position of President and Chief Executive Officer, Entergy Mississippi, Inc.;

WHEREAS, Employer desires to promote the best interests of the Entergy System and to encourage the continued attention and dedication of Executive;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, Employer and Executive agree as follows:

I. Employment and EMPLOYMENT PERIOD:
  Employment. Executive and Employer agree that their employment relationship shall continue on the terms and conditions set forth in this Agreement. The employment contemplated by this Agreement refers to employment by Employer or any other Entergy System Company. Entergy System Companies other than Executive's immediate employer shall be third party beneficiaries of Executive's obligations under this Agreement. Moreover, Employer may assign this Agreement, and Executive's employment, to any successor company or business. Executive's assignment to a special project coordinator position from and after the Assignment Commencement Date and her duties in such position shall not require Executive to relocate either her residence or her Entergy System work location as of the Assignment Commencement Date. Executive shall at all times continue to comply with and be subject to such policies and procedures as the Entergy System or Employer may establish from time to time, including, but not limited to, the Code of Entegrity and all policies or practices referenced therein, as may be amended from time to time.

  Employment Period. The period during which Executive is employed under this Agreement shall commence on the Effective Date and, subject to earlier termination in accordance with this Agreement, the term of Executive's employment under this Agreement (the "Term") shall end on Executive's Final Employment Date.

  DUTIES, COMPENSATION AND BENEFITS:

  During the Term. Except as otherwise provided in Section III herein, during the Term and while Executive is employed in accordance with this Agreement:

    Subject to approval by the Personnel Committee, shortly after the Effective Date, Executive shall be granted 3,000 Restricted Units (each Unit representing the cash equivalent of one share of Entergy Corporation common stock) under the terms and conditions of the 1998 Equity Ownership Plan of Entergy Corporation and Subsidiaries ("EOP"). Restrictions on these Units (without dividends) will be lifted at the rate of 40% (i.e., 1,200 Units, without dividends) on October 28, 2006; and 60% (i.e., 1,800 Units, without dividends) on October 28, 2011, subject to the terms and conditions of the EOP.

    Between the Effective Date and the Assignment Commencement Date:

    Executive agrees to devote all of her full working time, attention, and energy to the performance of her current duties as President and Chief Executive Officer, Entergy Mississippi, Inc., or such other duties and activities, including changes in title (position), as the Chief Executive Officer of Entergy Corporation (the "CEO") may hereafter approve and shall faithfully render her best efforts to promote, advance, and conduct the business of the Entergy System. Except in the case of a business reorganization or for performance reasons, as determined in the sole discretion of the CEO, any such change in title (position) approved by the CEO shall result in Executive being employed as an executive in the Entergy System at an executive position equal to or greater than her current position as President and Chief Executive Officer of Entergy Mississippi, Inc. and at a salary level equal to or greater than afforded to Executive by Employer at the time of such change. Executive agrees that she may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive's performance of her duties hereunder, is contrary to the interests of any Entergy System Company, or requires any significant portion of Executive's business time. Executive further acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to the Entergy System to act at all times in the best interests of the Entergy System Companies and to do no act which would injure the business, interests, or reputation of any Entergy System Company; and

    Subject to Section IIA3(b) below, Executive shall continue to participate in all executive plans, programs and arrangements in which Executive is eligible to participate on the Effective Date, but only for as long as she remains eligible to participate in such plans, programs and arrangements in accordance with their terms and conditions. Except in the case of business reorganization or for performance reasons, as determined in the sole discretion of the CEO, Employer shall not demote or change Executive's title (position) for the purpose of eliminating or reducing Executive's participation therein.

    Beginning on Executive's Assignment Commencement Date and ending on her Final Employment Date ("Assignment Period"):

    Executive shall transition from her role at such time with her Entergy System Company employer to a special project coordinator position. The CEO, in his sole discretion, shall assign Executive to those projects that the CEO believes serve the best interests of the Entergy System. All assignments communicated to Executive by the CEO will continue for such period and with such duties as the CEO may direct. All special project assignments and the duties thereunder shall be consistent with Executive's capabilities and shall not cause Executive's workload prior to such assignment to increase. For each assignment and if the CEO deems necessary, Employer shall provide Executive with office space and administrative support as needed to fulfill Executive's duties and as approved by the CEO in his sole discretion. Executive agrees to devote her full working time, attention, and energy to the performance of her duties or such other activities as the CEO may approve and shall faithfully render her best efforts to promote, advance, and conduct the business of the Employer. Executive agrees that she may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive's performance of her duties hereunder, is contrary to the interests of Employer or any other Entergy System Company, or requires any significant portion of Executive's business time. Executive further acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to the Entergy System to act at all times in the best interests of the Entergy System and to do no act that would injure the business, interests, or reputation of any Entergy System.

    Except as otherwise provided in this Section IIA3(b), Executive shall continue to receive the same rate of annual base salary as in effect on the Assignment Commencement Date. Notwithstanding anything in this Agreement, any plan sponsored or maintained by any Entergy System Company, or any participation agreement relating thereto, to offset a portion of Executive's incremental employment costs during the Assignment Period, Executive hereby irrevocably agrees that the amount that would otherwise be credited to her non-qualified deferral accounts pursuant to the Defined Contribution Restoration Plan of Entergy Corporation and Subsidiaries ("DCRP"), the EOP, and the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries ("EDCP") and currently administered by T. Rowe Price ("Deferral Accounts") will be reduced by the amount projected to be necessary to fund such annual base salary during the Assignment Period, which amount shall be determined by the present value of an annuity formula whereby the periodic payment amount shall be .038462 times the annual base salary rate in effect on the date such amounts would otherwise be credited to the Deferral Accounts, the term shall be 130 and the rate of interest shall equal the annual discount rate used to determine lump sum values under Employer's non-qualified retirement plans divided by 26. To the extent the amount not credited to Executive's Deferral Accounts pursuant to the preceding sentence is insufficient to fund such annual base salary during the Assignment Period, Executive hereby agrees that the benefit Executive would otherwise accrue under the System Executive Retirement Plan of Entergy Corporation and Subsidiaries ("SERP") shall be reduced by the amount needed to fund such difference. If, at any time, it is determined by Executive's Entergy System Company employer that the reductions to Executive's Deferral Accounts and SERP benefit accruals in accordance with this Section IIA3(b) are insufficient to fund Executive's then existing rate of annual base salary during the Assignment Period, then Executive's rate of annual base salary shall be reduced so that the reductions to Executive's Deferral Accounts and SERP benefit accruals in accordance with this Section IIA3(b) are sufficient to fund such reduced base salary. Exhibit A attached hereto sets forth an illustration of the method of computation hereunder for such reductions to Executive's Deferral Accounts and SERP benefit accruals pursuant to this Section IIA3(b). Exhibit A is intended to be illustrative only, is based upon various assumptions and forecasts as to future events, and is therefore not intended to be binding upon the parties hereto or to limit, modify or amend the foregoing provisions of this Section IIA3(b).

    Executive shall continue to be eligible to participate in all general non-executive employee benefit plans or programs as may be in effect from time to time, which are made available by Executive's Entergy System Company employer to its non-executive similarly situated employees, in accordance with the terms and conditions of such plans and programs ("Non-executive Plans"). Such benefit plans and programs may include, without limitation, medical, dental, life insurance, disability, pension and savings plans;

    Executive shall not be eligible to participate in any Entergy Corporation sponsored incentive plans, programs or arrangement, including but not limited to the Entergy Executive Annual Incentive Plan, and Executive shall not accrue Years of Service under the SERP;

    Executive shall not be eligible to participate in the EOP or any other plans or programs that provide equity grants of any type (collectively, "Equity Plan"); provided, however, that Executive shall retain any rights with respect to and continue to vest in any options granted to her prior to the Assignment Commencement Date under any Equity Plan to the extent Executive remains employed within the Entergy System on each applicable vesting date and otherwise meets the terms and conditions applicable to such prior grants. Notwithstanding anything in this Agreement to the contrary, Executive shall not be eligible to receive any performance units or benefits with respect to any performance period that has not ended prior to such Assignment Commencement Date, under the Performance Unit Program or any other performance incentive program of any Equity Plan;

    Executive shall not be eligible to participate in the System Executive Continuity Plan of Entergy Corporation and Subsidiaries ("Continuity Plan"); and

    Executive shall not be eligible to participate in, or accrue additional benefits under, any other executive plans.

  Retirement. Except as otherwise provided in Section III herein, if Executive remains employed in accordance with this Agreement throughout the Term (i.e., until October 28, 2016): (1) then Executive shall commence her retirement and shall be entitled to all normal post-retirement compensation and benefits for which Executive is eligible in accordance with the terms and conditions applicable to the Non-executive Plans and the SERP, in accordance with the terms of the SERP and Executive's Participant Application under the SERP, but reduced, if applicable, in accordance with Section IIA3(b); and (2) Executive's Entergy System Company employer irrevocably consents to Executive's election to Retire at such time under the terms and conditions of the SERP.

  No Greater Rights. Nothing in this Agreement shall be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans and programs than provided pursuant to the terms and conditions of such plans and programs. Unless specifically provided for in a written plan document properly adopted pursuant to such plan, none of the benefits or arrangements described in this Agreement shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Executive's System Company employer. Notwithstanding any other provision to the contrary, Executive acknowledges that benefits provided under this Agreement are in lieu of participation in, and any payment that might otherwise have been payable under, any Entergy System severance or retention plan or program and, with respect to the period following the Assignment Commencement Date, those plans and programs set forth in Section IIA3 for which Executive is identified as ineligible, and Executive hereby waives any right to participate in any such plans or programs.

III. TERMINATION PRIOR TO EXPIRATION OF TERM:

  Early Termination. Upon the occurrence of any one of the following termination events prior to the expiration of the Term, and except as otherwise provided in this Section III, Executive shall no longer be an employee of any Entergy System Company employer and shall forfeit all remaining unpaid compensation and all benefits otherwise granted or due Executive under this Agreement and any and all future compensation and benefits for which Executive is eligible, including individual bonuses or incentive compensation not yet paid to Executive at the date of such event, unless the terms and conditions of an applicable Entergy System plan or program specifically provide otherwise:

    if there should occur a Change in Control (as defined in the Continuity Plan) prior to the Assignment Commencement Date, and Executive should become eligible for benefits under the Continuity Plan;

    if there should occur any of the following events that do not result in eligibility for benefits as described in IIIA1 or IIIA3:

    Resignation. Executive resigns her employment, other than for the purpose of transferring to another Entergy System Company, in which case Executive shall be entitled only to any monthly base salary that was earned by Executive prior to her resignation but not yet paid to Executive;
    Cause. Executive is terminated by her Entergy System Company employer for Cause, which termination shall be immediately effective upon the giving of written notice thereof to Executive, or at such later time as the notice may specify. Cause for termination shall mean (i) Executive's engagement in embezzlement, theft, material fraud, or other acts of dishonesty; (ii) Executive's material violation of any agreement between Executive and any Entergy System Company; (iii) Executive's neglect or intentional disregard of the duties and services required of Executive under this Agreement; (iv) Executive's material violation of the Code of Entegrity or any policies therein referenced; (v) Executive's conviction of or entrance of a plea of guilty or nolo contendere to a felony; (vi) Executive's absence from work for five consecutive days for any reason other than vacation, approved leave of absence (such approval not to be unreasonably withheld) or disability or illness pursuant to System Company policy or law; (vii) Executive's gross or repeated insubordination; or (viii) Executive's unauthorized disclosure of the confidences of any Entergy System Company as defined in Section V of this Agreement. No act or failure to act by the Executive shall be considered Cause unless the Entergy System Company employer has given detailed written notice thereof to the Executive and, where remedial action is feasible, she has failed to remedy the act or omission, or failed to act in good faith (as determined by the Entergy System Company employer) to remedy the act or omission, within twenty business days after Executive's Entergy System Company employer has forwarded such notice to Executive in accordance with the notice procedures of this Agreement.
    Death. Executive dies, in which case only any monthly base salary that was earned by Executive prior to her death but not yet paid to Executive shall be paid to Executive's estate; or
    Disability. Executive becomes disabled so as to entitle Executive to benefits under her Entergy System Company employer's long-term disability plan.

    if there should occur a Change in Control (as defined in the Continuity Plan) on or after the Assignment Commencement Date and before the Final Employment Date, and Executive's Entergy System employer or its successor either refuses to honor this Agreement or breaches, without Executive's express written consent, any obligations owed to Executive under this Agreement during the Change in Control Period (as defined in the Continuity Plan), then subject to the same forfeiture provisions set forth in Section 6.01 of the Continuity Plan, Executive will be entitled to the following benefits:

    an immediate lump sum cash payment equal to the remaining unpaid base salary that would have been paid to Executive had her employment under this Agreement continued until the Final Employment Date; and
    all other benefits to which Executive would have been entitled had she continued her employment under this Agreement until the Final Employment Date, under the terms and conditions of those plans and programs in which Executive participates in accordance with this Agreement; and
    all legal fees and expenses incurred by Executive in disputing in good faith any issue hereunder relating to whether Executive experienced a payment event under this Section IIIA3 or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Any such payments shall be made within thirty (30) business days after delivery of Executive's written request for payment accompanied with such evidence of fees and expenses incurred as Employer reasonably may require.
    As a condition to receiving the change in control benefits, if any, payable under this paragraph, Executive agrees to comply fully with Section V and VI of this Agreement and further agrees that upon violation of either section, in addition to the remedies available to Employer as therein described, Executive shall repay to Employer or its successor, within 30 (thirty) business days of written request therefor, any amounts previously paid to Executive pursuant to this Section IIIA3, and Executive shall have no further entitlement to receive any additional payments or benefits under this Agreement.

    In no event shall Executive or her beneficiaries be entitled to payments and benefits under more than one subsection of IIIA of this Agreement, nor shall Executive or her beneficiaries be entitled to payments and benefits under more than one subparagraph of IIIA2. The provisions of IIIA1 or IIIA3, as applicable, shall control any and all benefits that may be payable to Executive as a result of a Change in Control (as defined in the Continuity Plan), and payment under one such subsection shall preclude entitlement to any other compensation and benefit available under this Agreement.

  Offset. In all cases, the compensation and benefits payable to Executive under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Executive may otherwise be entitled under any and all severance plans, or programs or policies of her terminating Entergy System Company employer.

  Sole Remedy. In the event Executive's employment is terminated in accordance with Section IIIA prior to expiration of the Term, Executive's rights as outlined in this Section III are (1) Executive's sole and exclusive rights against her Entergy System Company employer or any other Entergy System Company and (2) the sole and exclusive liability to Executive by any Entergy System Company employer under this Agreement, in contract, tort, or otherwise, for any termination of the employment relationship. Executive covenants not to lodge against any Entergy System Company any claim, demand, or cause of action based on termination of the employment relationship for any monies allegedly due under this Agreement other than those specified in this Section III.

  Continuing Obligations. Termination of the employment relationship shall not terminate those obligations imposed by this Agreement which are continuing in nature, including, without limitation, Executive's continuing obligations of confidence, Executive's continuing obligations with respect to business opportunities that were entrusted to Executive during the employment relationship, and specifically Executive's obligations under Sections V and VI of this Agreement.

IV. CONTINUATION OF EMPLOYMENT BEYOND TERM:

Should Executive remain employed by Employer or any other Entergy System Company employer beyond the expiration of the Term, such employment shall convert to an at will employment relationship, terminable at any time by either the Entergy System Company employer or Executive for any reason whatsoever, with or without Cause. Section III of this Agreement shall not apply if Executive's termination should occur after expiration of the Term.

V. PROTECTION OF INFORMATION:

  Position of Confidence. Executive acknowledges that her employment with Employer or any other Entergy System Company has placed her in a position to have access to or develop trade secrets or confidential information of any one or all of the Entergy System Companies and has placed Executive in a position to develop business good will on behalf of any one or all of the Entergy System Companies.

  Information Obtained During Employment. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which were or are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive's employment with any Entergy System Company employer, whether during business hours or otherwise and whether at the work site or otherwise, which relate to Entergy System Company business, products, or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Executive's Entergy System Company employer and are and shall be such employer's sole and exclusive property. All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of the Executive's Entergy System Company employer. Upon termination of Executive's employment with her Entergy System Company employer, for any reason, Executive shall promptly deliver the items referenced in this Section VB, and all copies thereof, to her last Entergy System Company employer.

  Confidentiality. Executive will not, at any time during or after Executive's employment with any Entergy System Company employer, make any unauthorized disclosure of any confidential business information or trade secrets of any Entergy System Company, or make any use thereof, except in the carrying out of Executive's employment responsibilities under this Agreement. As a result of Executive's employment under this Agreement, Executive may, from time to time, have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, or joint venturers of Employer or other Entergy System Companies, and Executive agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer's confidential business information and trade secrets.

  Terms of the Agreement. Executive understands and acknowledges that the terms and conditions of this Agreement constitute confidential information. Executive shall keep confidential the terms of this Agreement and shall not disclose this confidential information to anyone other than Executive's attorneys, tax advisors, or as required by law.

  Assignment of Rights. Executive agrees to and hereby does assign to Executive's Entergy System Company employer all rights in and to all inventions, business plans, work models or procedures, whether patentable or not, which are made or conceived solely or jointly by Executive at any time during Executive's Entergy System Company employment or with the use of any Entergy System Company time and materials. Executive will disclose to such Entergy System Company all facts known to Executive concerning such matters and, at the Entergy System Company's expense, do everything reasonably practicable to aid it in obtaining and enforcing proper legal protection for, and vesting the Entergy System Company in title to, such matters. Both during Executive's employment and thereafter, Executive shall assist her Entergy System Company employer and its nominee, at any time, in the protection of her employer's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including, without limitation, the execution of all formal assignment documents requested by employer or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States or foreign countries.

  Breach. Executive acknowledges and understands that Executive's breach of any provision of this Section V would constitute a material breach of this Agreement and could subject Executive to disciplinary action, including, without limitation, termination of employment for Cause under Section III. Executive acknowledges that money damages would be an insufficient remedy for any breach of this Section V by Executive, and Employer or any other Entergy System Company employer shall be entitled to enforce the provisions of this Section V by terminating any payments then owing to Executive under this Agreement and/or to seek specific performance and injunctive relief as remedies for a breach or threatened breach of this Section. Such remedies shall not be deemed the exclusive remedies for a breach of this Section, but shall be in addition to all remedies available at law or in equity.

VI. Non-Compete Obligations:

  Fiduciary Obligations. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, in keeping with Executive's duties as a fiduciary, and in order to protect Employer's interest in the trade secrets of Employer, and as an additional incentive for Employer to enter into this Agreement, Employer and Executive agree to the non-competition provisions of this Section. Executive agrees that she will not engage in any employment or other activity (without the prior written consent of her last Entergy System Company employer) either in her individual capacity or together with any other person, corporation, governmental agency or body, or other entity, that is (1) listed in the Standard & Poor's Electric Index or the Dow Jones Utilities Index; or (2) in competition with, or similar in nature to, any business conducted by any System Company at any time during such period, where such competing employer is located in, or servicing in any way customers located in, those parishes and counties in which any System Company services customers during such period. Executive further agrees not to take any action or make any statement, written or oral, to any current or former employee of any Entergy System Company, or to any other person, which disparages any Entergy System Company, its management, directors or shareholders, or its practices, or which disrupts or impairs their normal operations, including actions or statements (i) that would harm the reputation of any Entergy System Company with its clients, suppliers, employees or the public; or (ii) that would interfere with existing or prospective contractual or employment relationships with any Entergy System Company or its clients, suppliers or employees. The non-competition and non-disparagement obligations in this Section shall extend throughout the Term of this Agreement and, to the greatest extent allowed by law, shall extend for one (1) year after Executive's employment has ended.

  Breach of Covenant. Executive acknowledges that Executive's breach of any provision of this Section VI would constitute a material breach of this Agreement and could subject Executive to disciplinary action, including, without limitation, termination of employment for Cause. Executive understands that the foregoing restrictions may limit Executive's ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits to justify such restriction. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Section VI by Executive, and Employer shall be entitled to enforce the provisions of this Section VI by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Executive and her or her agents involved in such breach.

  Modification by Court. It is expressly understood and agreed that Employer and Executive consider the restrictions contained in this Section VI to be reasonable and necessary to protect the proprietary information of the Entergy System. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

VII. Additional Provisions

  Representations and Warranties. Executive and Employer represent and warrant that neither is under a restriction or obligation inconsistent with the execution of this Agreement or the performance of either party's obligations hereunder and neither knows of any reason why the performance due under this Agreement should be hindered in any way.

  Notices. Any notice required under this Agreement shall be in writing and deemed received (a) on the date delivered if hand-delivered, or (b) on the fifth business day after being deposited in the mail, first class, registered or certified, return receipt requested, with proper postage prepaid, and shall be addressed as follows, unless changed otherwise by any party in accordance with the notice provisions of this Section:

  If to an Entergy System Company, If to Executive, addressed as follows:

General Counsel Entergy Services, Inc. 639 Loyola Avenue, 26th Floor New Orleans, LA 70113	Carolyn C. Shanks 710 Oak Trail Canton, MS 39046

  Binding Agreement. Upon its Effective Date, this Agreement is binding upon Executive and her heirs and upon Employer and its successors, agents, heirs or assigns. Executive expressly acknowledges the right of Employer to assign this Agreement to any Entergy System Company successor.

  Sole Agreement. This Agreement contains the entire understanding between Executive and Employer relating to Entergy System Company employment, unless otherwise specifically provided as in the case of written company policies promulgated by, and in the applicable written benefit plans and programs of, Employer or any other Entergy System Company. Executive acknowledges that upon execution of this Agreement and in consideration of the benefits provided herein, notwithstanding any other provision of this Agreement to the contrary, Executive will not be entitled to any retention, severance, termination or similar benefit otherwise payable to Executive under any plan, program, arrangement or agreement of or with the Entergy System, except as otherwise specifically provided for in this Agreement.

  Nonassignability. This Agreement or the right to receive benefits hereunder may not be assigned, encumbered or alienated by Executive in any manner. Any attempt to so assign, encumber or alienate shall constitute a material violation of this Agreement.

  Applicable Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

  Headings. Section headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  No Inducements. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the Entergy System Company employment of Executive that is not contained in this Agreement shall be valid or binding.

  Modifications and Waivers. No provision of this Agreement may be modified, amended or waived except in a writing signed by both parties. The waiver by either party of a breach of any provision of this Agreement shall not operate to waive any subsequent breach of the Agreement.

  Severability. Should any part of this Agreement be found to be invalid or in violation of law, such part shall be of no force and effect and the rest of this Agreement shall survive as valid and enforceable to the fullest extent permitted by law.

 IN WITNESS WHEREOF, Employer and Executive have duly executed this Agreement, which may be executed in multiple originals, to be effective on the Effective Date herein provided.

ACCEPTED BY EMPLOYER:
Entergy Mississippi, Inc.
By its Duly Authorized Agent:

_________________________________
William E. Madison
Sr. Vice-President,
Human Resources and Administration
Executed this 24th day of July 2003.	ACCEPTED BY EXECUTIVE: _________________________________ Carolyn C. Shanks Social Security No. Executed this 24th day of July, 2003.